UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2019 (June 14, 2019)

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)
70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	ADC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2019, Agree Limited Partnership (the “Operating Partnership”), the majority-owned operating partnership of Agree Realty Corporation (the “Company”), entered into a Note Purchase Agreement (the “Agreement”) with the institutional investors named therein (the “Purchasers”) in connection with the private placement (the “Private Placement”) of $125 million aggregate principal amount of its 4.47% senior unsecured notes due October 30, 2031 (the “Notes”). The Notes are guaranteed by the Company. The closing of the Private Placement and the issuance of the Notes will take place on a date selected by the Company on or after July 1, 2019 and on or before October 30, 2019.

The Notes will bear interest at an annual fixed rate of 4.47% and mature on October 30, 2031. Interest will be payable semi-annually on April 30th and October 30th of each year, beginning on either October 30, 2019 or April 30, 2020, depending on the closing date. In March 2019, the Company entered into forward-starting interest rate swap agreements (the “Swap Agreements”) to fix the interest for $100 million of long-term debt until maturity. The Company terminated the Swap Agreements at the time of pricing the Notes, which results in an effective annual fixed rate of 4.41% for $100 million aggregate principal amount of the Notes. Considering the effect of the terminated Swap Agreements, the blended all-in rate to the Company for the $125 million aggregate principal amount of Notes is 4.42%.

The Operating Partnership may at any time prepay the Notes, in whole or in part, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest plus a “make-whole” prepayment premium. In the event of a Change in Control (as defined in the Agreement) of the Company, the Company must offer to prepay the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

The Agreement contains customary affirmative and negative covenants for agreements of this type including, among others, limitations on the Company, Operating Partnership and its subsidiaries with respect to incurrence of indebtedness, disposition of assets and mergers and transactions with affiliates. The Agreement contains customary events of default with customary grace periods, as applicable. The Operating Partnership will apply the proceeds from the sale of the Notes to acquire new properties and repay amounts outstanding on an existing credit facility.

The Notes are being sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or any state or other jurisdictions’ securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company will file a copy of the Agreement with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Clayton R. Thelen
	Name:	Clayton R. Thelen
	Title:	Chief Financial Officer and Secretary

Date: June 17, 2019